                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             PRIVATE BUSINESS, INC.,

                          CSL ACQUISITION CORPORATION,

                             CAPTIVA SOLUTIONS, LLC


                                       AND


                             THE CAPTIVA SIGNATORIES




                                OCTOBER 20, 2005

                                TABLE OF CONTENTS

ARTICLE I THE MERGER..................................................................................1
     1.1      The Merger..............................................................................1
     1.2      Effective Time..........................................................................2
     1.3      Effects of the Merger...................................................................2
     1.4      Charter and Bylaws......................................................................2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK AND UNITS OF THE CONSTITUENT COMPANIES...........3
     2.1      Effect on Capital Securities............................................................3
     2.2      Exchange of Units.......................................................................4
     2.3      Captiva Options.........................................................................5
     2.4      Merger Consideration Adjustments........................................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES............................................................7
     3.1      Representations and Warranties of Captiva and the Captiva Signatories...................7
     3.2      Representations and Warranties of the Captiva Members..................................22
     3.3      Representations and Warranties of PBiz.................................................23

ARTICLE IV CONDUCT OF THE PARTIES....................................................................27
     4.1      Conduct of Captiva.....................................................................27
     4.2      Conduct of PBiz........................................................................29

ARTICLE V ADDITIONAL AGREEMENTS......................................................................30
     5.1      Proxy Statement........................................................................30
     5.2      Shareholder Approval...................................................................31
     5.3      Access to Information; Confidentiality Covenant........................................31
     5.4      Commercially Reasonable Efforts; Notification..........................................32
     5.5      Fees and Expenses......................................................................33
     5.6      Public Announcements...................................................................33
     5.7      Agreement to Defend....................................................................33
     5.8      Amendment of Disclosure Schedules......................................................33
     5.9      Other Actions..........................................................................33
     5.10     2005 Equity Incentive Plan.............................................................34
     5.11     Non-Solicitation of PBiz Employees.....................................................34
     5.12     Financing Cooperation..................................................................34
     5.13     Information Supplied...................................................................35

ARTICLE VI CONDITIONS PRECEDENT......................................................................35
     6.1      Conditions to Each Party's Obligation to Effect the Merger.............................35
     6.2      Conditions of PBiz.....................................................................36
     6.3      Conditions of Captiva..................................................................37

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................................................38

     7.1      Termination............................................................................38
     7.2      Effect of Termination..................................................................38
     7.3      Amendment..............................................................................38
     7.4      Extension; Waiver......................................................................39
     7.5      Procedure for Termination, Amendment, Extension or Waiver..............................39

ARTICLE VIII INDEMNIFICATION.........................................................................39
     8.1      Survival...............................................................................39
     8.2      Indemnification and Payment of Damages by Captiva and the Captiva Members..............39
     8.3      Indemnification and Payment of Damages by PBiz.........................................40
     8.4      Procedure for Making Indemnification Claims............................................40
     8.5      Time Limitations.......................................................................41
     8.6      Limitations on Amount - Captiva Members................................................41
     8.7      Limitations on Amount - PBiz...........................................................42
     8.8      Procedure for Indemnification - Third Party Claims.....................................43
     8.9      Procedure for Indemnification - Other Claims...........................................44

ARTICLE IX Noncompete AND OTHER AGREEMENTS...........................................................44
     9.1      Noncompete.............................................................................44
     9.2      Nonsolicitation........................................................................44

ARTICLE X POST-CLOSING TAX MATTERS...................................................................45
     10.1     Post-Closing Tax Matters...............................................................45

ARTICLE XI GENERAL PROVISIONS........................................................................47
     11.1     Notices................................................................................47
     11.2     Additional Definitions.................................................................47
     11.3     Interpretation.........................................................................50
     11.4     Counterparts...........................................................................50
     11.5     Entire Agreement; No Third-Party Beneficiaries.........................................50
     11.6     Governing Law..........................................................................50
     11.7     Assignment.............................................................................50
     11.8     Enforcement of the Agreement...........................................................50
     11.9     Severability...........................................................................50

                          AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated October 20, 2005 (the "EXECUTION DATE"), is by and among PRIVATE BUSINESS, INC., a Tennessee corporation ("PBIZ"), CSL ACQUISITION CORPoration ("PBIZ SUB"), a Tennessee corporation and a wholly owned subsidiary of PBiz, CAPTIVA SOLUTIONS, LLC, a Georgia limited liability company (together with its Subsidiaries, "CAPTIVA"), and the members of Captiva set forth on the signature pages hereto (the "CAPTIVA SIGNATORIES" and, together with the other members of Captiva, the "CAPTIVA MEMBERS"). PBiz and Captiva shall be referred to collectively herein as the "CONSTITUENT COMPANIES."

      WHEREAS, the Captiva Signatories are the beneficial owners of the majority of membership interests of Captiva and the Captiva Members own all of the membership interests of Captiva;

      WHEREAS, Captiva is engaged in the financial services business (the "BUSINESS");

      WHEREAS, the board of directors of PBiz, the board of managers of Captiva, and the Captiva Signatories have determined that a business combination between PBiz Sub and Captiva is advisable and in the best interests of their respective companies and equity holders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

      WHEREAS, the controlling shareholder of PBiz has entered into a voting agreement with Captiva to vote in favor of the Merger as of the date hereof;

      WHEREAS, the Captiva Members and the board of directors of PBiz Sub have approved the merger of Captiva with and into PBiz Sub (the "MERGER"), upon the terms and subject to the conditions of this Agreement, whereby the issued and outstanding membership interests of Captiva (the "CAPTIVA UNITS"), will be converted into the right to receive such share of the Merger Consideration (as defined below) as provided in this Agreement.

      WHEREAS, PBiz, PBiz Sub, Captiva, and the Captiva Signatories desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the Georgia Limited Liability Company Act (the "GLLCA"), Captiva shall be merged with and into PBiz Sub at the

Effective Time. Following the Merger, the separate corporate existence of Captiva shall cease and PBiz Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Captiva in accordance with the TBCA and the GLLCA.

      1.2 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the articles of merger required by the TBCA and the GLLCA (the "ARTICLES OF MERGER") with respect to the Merger and other appropriate documents executed in accordance with the relevant provisions of the TBCA and the GLLCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Tennessee and Georgia Secretaries of State, or at such other time as Captiva and PBiz shall agree should be specified in the Articles of Merger (such time being the "EFFECTIVE TIME"). The closing of the Merger (the "CLOSING") shall take place at the offices of PBiz's counsel within two (2) business days following the date of the meeting of PBiz's shareholders to approve the Merger (the "PBIZ SHAREHOLDERS MEETING"), or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or on such other date as PBiz and Captiva shall agree (the "CLOSING DATE").

      1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the TBCA and the GLLCA. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Captiva, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Captiva, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose and intent of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of PBiz Sub to take any and all such action.

      1.4   CHARTER AND BYLAWS.

            (a) The Charter of PBiz Sub, as in effect immediately prior to the Effective Time and as set forth in Exhibit 1.4(a) hereto, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (b) The bylaws of PBiz Sub, as in effect immediately prior to the Effective Time and as set forth in Exhibit 1.4(b) hereto, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (c) The board of directors and proper officers of PBiz Sub as in effect immediately prior to the Effective Time shall become the board of directors and proper officers of the Surviving Corporation, until thereafter changed in accordance with applicable law.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                     AND UNITS OF THE CONSTITUENT COMPANIES

      2.1 EFFECT ON CAPITAL SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of PBiz, PBiz Sub, Captiva or the Captiva Members:

            (a)   Conversion of Securities.

                  (i) Each share of common stock, no par value, of PBiz Sub issued and outstanding immediately prior to the Effective Time shall continue without change and shall represent validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

                  (ii) Each Captiva Unit issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive a portion of the Merger Consideration (as defined below) as specified on Section 2.1(a)(ii) of the Captiva Disclosure Schedule (as defined below).

            (b) Merger Consideration. The merger consideration payable by PBiz to the Captiva Members for their Captiva Units and in consideration for the agreements contained herein, will be Seven Million Dollars ($7,000,000), payable in cash and PBiz Common Stock (as defined below) and subject to adjustment as described in Section 2.4, plus the Earnout Payment (as defined below) (collectively referred to as the "MERGER CONSIDERATION"). The Merger Consideration shall be subject to adjustment as set forth in this Agreement and shall be payable to the Captiva Members in the following manner:

                  (i) Six Million Dollars ($6,000,000), subject to adjustment as described in Section 2.4, in immediately available funds by wire transfer at Closing; and

                  (ii) Seven Hundred and Fifty-Seven Thousand, Five Hundred and Seventy-Six (757,576) shares (the "CLOSING DATE PBIZ SHARES") of PBiz common stock, no par value (the "PBIZ COMMON STOCK"), payable at Closing; and

                  (iii) that number of shares of PBiz Common Stock (the "EARNOUT PAYMENT") having an aggregate market value equal to ten percent (10%) of the PBiz Acquired Revenues (as defined below). The term "PBIZ ACQUIRED REVENUES" shall equal: (x) the average monthly revenue earned by the Acquired Businesses (as defined below) for the months between: (A) the later to occur of January 1, 2006 and the date each such Acquired Business was acquired by PBiz; and (B) December 31, 2006; multiplied by (y) twelve (12); provided that in no event shall the PBiz Acquired Revenues exceed $16.0 million. The term "ACQUIRED BUSINESS" shall mean any business entity (whether acquired through an acquisition of equity or assets) that is acquired by PBiz (or any of its Subsidiaries) during the twelve (12) month period following

Closing. In addition to the foregoing, Acquired Business shall include the businesses described in Exhibit 2.1(b)(iii) attached hereto. The Earnout Payment shall be calculated upon completion of the audit of the consolidated financial statements of PBiz for the fiscal year ending December 31, 2006 and, to the extent earned, shall be delivered to the Captiva Members no later than the fifth
(5th) business day following the day on which PBiz files with the SEC (as defined below) its annual report on Form 10-K for the fiscal year ended December 31, 2006. The Earnout Payment shall be based upon the average closing price per share of the PBiz Common Stock on the Nasdaq SmallCap Market for the ten (10) consecutive trading days ending two (2) trading days prior to the Execution Date. G. Lynn Boggs is hereby duly appointed to act as the representative of the Captiva Members with respect to the Earnout Payment (the "CAPTIVA DESIGNEE") and has full power and authority to amend, modify or waive any provision of this Agreement related to the Earnout and to take any and all other actions he deems necessary or appropriate in that regard, all without further consent or direction from, or notice to, the Captiva Members or any other party. The Earnout Payment shall be subject to the following restrictions (and shall bear restrictive legends corresponding thereto):

                        (A) with respect to one-third (1/3) of the Earnout Payment, the Captiva Members shall not be restricted from the sale or transfer of such shares except pursuant to restrictions on transfer pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT");

                        (B) with respect to one-third (1/3) of the Earnout Payment, the Captiva Members shall not sell, give, encumber, pledge, hypothecate, convey, assign or otherwise transfer, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary, all or any part of any right, title or interest (including but not limited to voting rights, by voting trust, grant of proxy or otherwise) in or to any of such shares for a period of twelve (12) months following the issuance of such shares, in addition to any restrictions on transfer pursuant to the Securities Act and the Exchange Act; and

                        (C) with respect to the remaining one-third (1/3) of the Earnout Payment, the Captiva Members shall not sell, give, encumber, pledge, hypothecate, convey, assign or otherwise transfer, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary, all or any part of any right, title or interest (including but not limited to voting rights, by voting trust, grant of proxy or otherwise) in or to any of such shares for a period of twenty-four (24) months following the issuance of such shares, in addition to any restrictions on transfer pursuant to the Securities Act and the Exchange Act.

            (c) No Fractional PBiz Common Shares. No fractional shares of PBiz Common Stock shall be issued in the Merger. All fractional shares of PBiz Common Stock that a Captiva Member would otherwise be entitled to receive as a result of the Merger shall be rounded up to the next whole share.

      2.2 EXCHANGE OF UNITS. The procedures for exchanging Captiva Units for the Merger Consideration pursuant to the Merger are as follows:

            (a) Exchange Agent. PBiz shall act as exchange agent for the purpose of effectuating the exchange of the Merger Consideration for the Captiva Units that immediately prior to the Effective Time represented outstanding Captiva Units, which were converted into the right to receive the Merger Consideration.

            (b) Exchange Procedures. At the Effective Time, PBiz shall deliver the Merger Consideration (other than the Earnout Payment) to the Captiva Members for exchange in accordance with the terms and conditions of this Agreement. At the Effective Time, upon surrender to PBiz by each Captiva Member of all of the Captiva Units owned by such Captiva Member, each Captiva Member shall be entitled to immediately receive in exchange therefor the portion of the Merger Consideration to which such Captiva Member is entitled pursuant to this Agreement.

            (c) No Further Ownership Rights in the Captiva Units. All Merger Consideration paid upon surrender of the Captiva Units in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Captiva Units represented thereby (other than the Earnout Payment).

      2.3 CAPTIVA OPTIONS. Captiva shall cause all outstanding options, warrants and rights to acquire Captiva Units, each of which is identified on
Section 3.1(b) of the Captiva Disclosure Schedule (the "CAPTIVA OPTIONS"), to be exercised immediately prior to the Effective Time. The holders of the Captiva Options (each a "CAPTIVA OPTION HOLDER") that exercise such Captiva Options shall receive Captiva Units immediately prior to the Effective Time pursuant to the terms of such Captiva Options. Any Captiva Options that are not exercised prior to the Effective Time shall be terminated without consideration to such Captiva Option Holder. The cashless exercise of the Captiva Options shall occur immediately prior to Closing and will not affect the allocation of the Merger Consideration, as Schedule 2.1(a)(ii) will reflect that exercise.

      2.4   MERGER CONSIDERATION ADJUSTMENTS.

            (a) Not later than five (5) business days prior to the Closing Date, Captiva shall deliver to PBiz the most recently prepared month-end balance sheet of Captiva and a good faith estimate (the "CLOSING ESTIMATE") of the amounts of the following items as of the Closing Date: (i) the long-term debt of Captiva on the Closing Date (the "LONG-TERM DEBT"); (ii) the capital leases of Captiva on the Closing Date (the "CAPITAL LEASES"); and (iii) the aggregate amount of trade payables and other short-term debt of Captiva on the Closing Date (the "TRADE PAYABLES"), which aggregate amount of trade payables shall not include (x) the legal fees incurred by Captiva in connection with the Acquisition Targets prior to Closing described in Section 2.4(d) below, and (y) Transaction-related expenses, including legal fees (which Transaction-related expenses shall be paid by Captiva at or before Closing).

            (b) At Closing, PBiz will pay in full the Long-Term Debt and the Capital Leases, and the cash portion of the Merger Consideration shall be reduced at Closing by the paid amounts.

            (c) In the event the amount of the Trade Payables shown on the Closing Estimate exceeds Four Hundred Seventy Five Thousand Dollars ($475,000) (the "TARGET TRADE PAYABLES"), then the cash portion of the Merger Consideration shall be reduced at Closing by the difference between the Trade Payables shown on the Closing Estimate and the Target Trade Payables.

            (d) PBiz shall assume and pay at Closing up to One Hundred Thousand Dollars ($100,000) in legal fees accrued by Captiva for work on or after September 1, 2005 through the Closing Date in connection with its pursuit of the Acquisition Targets; such amount shall not reduce the cash portion of the Merger Consideration. In the event the legal fees of Captiva incurred between September 1, 2005 and the Closing Date in connection with its pursuit of the Acquisition Targets exceed One Hundred Thousand Dollars ($100,000), then PBiz shall assume and pay at Closing the amount of such excess, and the cash portion of the Merger Consideration shall be reduced by the amount of such excess.

            (e) Within thirty (30) days after the Closing Date, PBiz will prepare and deliver to the Captiva Designee a balance sheet setting forth the actual Long-Term Debt, Capital Leases, and Trade Payables of Captiva as of the Closing Date (the "Closing Date Balance Sheet"). If the Captiva Designee has any objections to the Closing Date Balance Sheet, he shall notify PBiz in writing within ten (10) days of receipt of the Closing Date Balance Sheet and deliver a detailed written statement describing his objections. PBiz and the Captiva Designee shall use their reasonable efforts to resolve any such objections themselves. If PBiz and Captiva Designee cannot resolve any such objections within thirty (30) days after PBiz receives Captiva Designee's statement of objections, such dispute shall be referred to a mutually acceptable nationally recognized accounting firm that has not performed services for PBiz or Captiva within the preceding three years for conclusive and binding resolution. PBiz and the Captiva Members shall each pay one-half of the fees and expenses of such accounting firm.

            (f)

                  (i) If the sum of Long-Term Debt, Capital Leases, and Trade Payables shown on the Closing Date Balance Sheet is less than the Closing Estimate, PBiz will pay the Captiva Members, pro rata according to the Captiva Units held by each such Captiva Member at Closing, in cash an amount equal to the amount by which the sum of such items as shown on the Closing Date Balance Sheet is less than the Closing Estimate. PBiz shall make such payments to the Captiva Members on a date not later than five (5) business days after the earlier to occur of (A) the date that the Captiva Designee notifies PBiz that he accepts the Closing Date Balance Sheet, (B) the expiration of the ten (10) business day period specified in Section 2.4(e) above without objection by the Captiva Designee, (C) the date that PBiz and the Captiva Designee finally resolve any objections by the Captiva Designee, or (D) the conclusive and binding resolution of the matter by a nationally recognized accounting firm as provided in Section 2.4(e) above.

                  (ii) If the sum of Long-Term Debt, Capital Leases, and Trade Payables shown on the Closing Date Balance Sheet exceeds the Closing Estimate, the Captiva Members will pay PBiz in cash an amount equal to the amount by which the sum of such items as shown on the Closing Date Balance Sheet exceeds the Closing Estimate. The Captiva Members shall make such payments to PBiz, pro rata according to the Captiva Units held by each such Captiva Member at Closing, on a date not later than ten
(10) business days after the earlier to occur of (A) the date that the Captiva Designee notifies PBiz that he accepts the Closing Date Balance Sheet, (B) the expiration of the ten (10) business day period specified in Section 2.4(e) above without objection by the Captiva Designee, (C) the date that PBiz and the Captiva Designee finally resolve any objections by the Captiva Designee, or (D) the conclusive and binding resolution of the matter by a nationally recognized accounting firm as provided in Section 2.4(e) above.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      3.1 REPRESENTATIONS AND WARRANTIES OF CAPTIVA AND THE CAPTIVA SIGNATORIES. Captiva, and each of the Captiva Signatories (severally and not jointly), represents and warrants to PBiz, as of the date hereof and as of the Closing Date, subject to any matters disclosed in the Disclosure Schedule of Captiva provided to PBiz on the date hereof (the "CAPTIVA DISCLOSURE SCHEDULE"), and except as expressly contemplated by this Agreement:

            (a) Organization; Standing and Power. Captiva is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite limited liability power and authority to carry on its business as now being conducted. Captiva is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Captiva.

            (b) Capital Structure. The Captiva Members are the record and beneficial owners of all of the membership interests in Captiva. The issued and outstanding membership interests of Captiva are as set forth in Section 3.1(b) of the Captiva Disclosure Schedule. Except as set forth in Section 3.1(b) of the Captiva Disclosure Schedule, there are no outstanding or authorized rights, warrants, options, subscriptions, restricted units, convertible debt instruments, option plans, agreements or commitments of any character giving any Person any right to require Captiva to sell or issue any membership interests or other securities nor does Captiva have any obligation of any nature to repurchase any outstanding capital stock or other securities. All outstanding membership interests of Captiva are validly issued, fully paid and nonassessable and not subject to preemptive rights, and were not issued in violation of the Securities Act, any preemptive rights or other preferential rights of subscription or purchase. Captiva does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

            (c) Authority; Non-Contravention. Captiva has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Captiva and the consummation by Captiva of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Captiva. This Agreement and other agreements and documents executed by Captiva in connection herewith have been duly and validly executed and delivered by Captiva and constitute valid and binding obligations of Captiva, enforceable against Captiva in accordance with their respective terms, except that except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other Person is required by or with respect to Captiva in connection with the execution and delivery of this Agreement by Captiva or the consummation by Captiva of the transactions contemplated hereby, except for the filing of the Articles of Merger in the State of Georgia and appropriate documents with the relevant authorities of other states in which Captiva is qualified to do business.

            (d)   Captiva Financial Statements; Books and Records.

                  (i) Captiva has delivered to PBiz: (a) an audited consolidated balance sheet of Total Bank Technology, LLC as at December 31, 2004, and the related audited consolidated statement of income, changes in stockholders' equity, and cash flow for the fiscal year then ended (including the notes thereto), together with the report thereon of Stockman, Kast, Ryan Co LLP, independent certified public accountants (the "AUDITED FINANCIAL STATEMENTS"), and (b) an unaudited consolidated balance sheet of Captiva as at September 30, 2005 and the related pro forma unaudited consolidated statements of income, changes in member's equity, and cash flow for the nine months then ended, including the activities of Total Bank Technology, LLC from January 1, 2005 and the activities of Captiva from April 1, 2005 (the "INTERIM FINANCIAL STATEMENTS" which, together with the Audited Financial Statements shall be referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and fairly present the financial condition and the results of operations, changes in stockholders'/members' equity, and cash flow of Captiva as at the respective dates of and for the periods referred to in the Financial Statements, subject, in the case of the Interim Financial Statements, to (x) normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), (y) the absence of notes (that, if presented, would not differ materially from those included in the consolidated audited financial statements for the year ended December 31, 2004 other than to reflect the acquisition by Captiva of the assets of Total Bank Technology, LLC and related matters), and (z) the allocation of the purchase price of Total Bank Technology, LLC and the related amortization, which has not been based on a third party valuation and is subject to review or change based on such a review. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Captiva are required by GAAP to be included in the consolidated financial statements of Captiva.

                  (ii) The books of account, minute books, unit record books, and other records of Captiva, all of which have been made available to PBiz, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls and procedures. Captiva maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Captiva and to maintain accountability for Captiva's consolidated assets, (iii) access to Captiva assets is permitted only in accordance with management's authorization; (iv) the reporting of Captiva's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The minute books of Captiva contain accurate and complete records of all meetings held of, and limited liability company action taken by, the members and the board of managers of Captiva, and no formal meeting of any such members or board of managers has been held for which minutes have not been prepared and are not contained in such minute books. The board of managers of Captiva has not formed any committees. At the Closing, all of those books and records will be in the possession of Captiva.

            (e) Captiva Material Contracts. Section 3.1(e) of the Captiva Disclosure Schedule lists all written contracts, agreements, leases, instruments or legally binding contractual commitments ("CONTRACTS") that are of a type described below (collectively, the "CAPTIVA MATERIAL CONTRACTS") as of the date of this Agreement:

                  (i) Any Contract between Captiva and a customer of Captiva or between Captiva and any entity that has purchased goods or services from Captiva in excess of $25,000 or more in 2005 to date;

                  (ii) any Contract requiring aggregate future payments by or to Captiva in excess of $25,000;

                  (iii) any Contract relating to the borrowing of money or guaranty of indebtedness to which Captiva is a party;

                  (iv) any collective bargaining or other arrangement with any labor union to which Captiva is a party;

                  (v) any Contract to which Captiva is a party granting a first refusal, first offer or similar preferential right to purchase or acquire any of the equity interests or assets of Captiva;

                  (vi) any Contract limiting, restricting or prohibiting Captiva from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of Captiva to engage in any line of business or to compete with any other Person;

                  (vii) any joint venture, partnership, limited liability company or similar Contract to which Captiva is a party; and

                  (viii) any employment Contract (whether written or oral and other than employment agreements which are terminable at will and upon termination are without penalty or severance obligation), severance agreement or other similar binding agreement or policy with any employee of Captiva.

      Captiva has made available to PBiz a true and complete copy of each written Captiva Material Contract (and a written description of each oral Captiva Material Contract), including all material amendments or other modifications thereto. Each Captiva Material Contract is a valid and legally binding obligation of Captiva, enforceable against Captiva in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity), provided that no representation or warranty is made herein with respect to the enforceability of agreements restricting competition or the solicitation of customers or employees. Captiva and, to the Actual Knowledge of Captiva and the Captiva Signatories, the other parties thereto, are in substantial compliance with all obligations required to be performed by them under the Captiva Material Contracts, and Captiva is not in breach or default thereunder in any material respect. Except as shown on Section 3.1(e) of the Captiva Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not conflict with or result in any breach of or constitute a default of Captiva under any Captiva Material Contract (assuming the repayment at Closing of certain Captiva obligations as provided for elsewhere in this Agreement).

            (f)   Absence of Certain Changes or Events. Except as shown on
Section 3.1(f) of the Captiva Disclosure Schedule, since June 1, 2005, the date that Captiva acquired the assets of Total Bank Technology, LLC, Captiva has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) as of the date hereof, any matter that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Captiva; (ii) any declaration, setting aside or payment (as a dividend or otherwise) (whether in cash, stock or property) with respect to any of the equity interests in Captiva; (iii) (A) any granting by Captiva to any executive officer of Captiva of any increase in compensation, (B) any granting by Captiva to any such executive officer of any increase in severance or termination pay, or (C) any entry by Captiva into any employment, severance or termination agreement with any such executive officer; (iv) any amendment of any material term of any outstanding equity security of Captiva (other than the one-for-8 forward split of the units of membership interest of Captiva effected on August 5, 2005); (v) any repurchase, redemption or other acquisition by Captiva of any outstanding equity securities of, or other ownership interests in, Captiva; (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or (vii) any change in accounting methods, principles or practices by Captiva materially affecting its assets, liabilities or business.

            (g)   Litigation.

                  (i) Except as set forth in Section 3.1(g) of the Captiva Disclosure Schedule, as of the date of this Agreement, there is no pending action, arbitration, audit, claim, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator (a "PROCEEDING"):

                        (A) that has been commenced by or against Captiva or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Captiva; or

                        (B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger.

                  To the Knowledge of Captiva and the Captiva Signatories, (1) no such Proceeding has been threatened in writing, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Captiva has delivered to PBiz copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.1(g) of the Captiva Disclosure Schedule. The Proceedings listed in Section 3.1(g) of the Captiva Disclosure Schedule will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of Captiva.

                  (ii) Except as set forth in Section 3.1(g) of the Captiva Disclosure Schedule:

                        (A) there is no award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator (an "ORDER") to which Captiva, or any of the assets owned or used by Captiva, is subject;

                        (B) none of the Captiva Signatories is subject to any Order that relates to the business of, or any of the assets owned or used by, Captiva; and

                        (C) neither Captiva nor to the Actual Knowledge of Captiva and the Captiva Signatories (and expressly subject to Section 3.1(y) with respect to each of the Captiva Signatories), no officer, manager, agent, or employee of Captiva is subject to any Order that prohibits such officer, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Captiva.

                        (D) Captiva is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                        (E) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Captiva, or any of the assets owned or used by Captiva, is subject; and

                        (F) Captiva has not received any notice or other communication from any governmental body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Captiva, or any of the assets owned or used by Captiva, is or has been subject.

            (h)   Tax Matters.

                  (i) As used herein, "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended (the "CODE")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person. "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (ii) Captiva has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Captiva (whether or not shown or required to be shown on any Tax Return) have been paid. Captiva currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Captiva does not file Tax Returns that Captiva is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Captiva that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (iii) Captiva has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (iv) There is no dispute or claim concerning any Tax liability of Captiva either (A) claimed or raised by any authority in writing or
(B) as to which any manager or officer of Captiva has Knowledge based upon personal contact with any agent of such authority.

                  (v) Section 3.1(h) of the Captiva Disclosure Schedule (a) lists all federal, state, local, and foreign income Tax Returns filed with respect to Captiva for all periods, (b) indicates those Tax Returns that have been audited, and (c) indicates those Tax Returns that currently are the subject of audit. Correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Captiva for all periods have been delivered to PBiz.

                  (vi) Captiva has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (vii) The unpaid Taxes of Captiva (a) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in the most recent Interim Financial Statements and
(b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Captiva in filing its Tax Returns.

                  (viii) Captiva is not a party to an agreement, contract, arrangement or plan that has resulted in or could result in, separately or in the aggregate, an obligation to make a payment that is not deductible under Code sections 280G or 162(m) or any corresponding provision of state, local or foreign law. Captiva has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. Captiva has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Captiva is not a party to any Tax allocation or sharing agreement. Captiva (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person under United States Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (i) Compliance with Laws. Captiva holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities (the "CAPTIVA PERMITS") that are required for the conduct of its business as presently conducted, except where the failure to obtain and hold the same would not, in the aggregate, have a Material Adverse Effect. Captiva is in compliance in all material respects with the terms of the Captiva Permits. Captiva has not materially violated or materially failed to comply with, nor has it received any written notice of any alleged material violation of or material failure to comply with, any statute, law, ordinance, regulation, rule, permit or order of any governmental entity, any arbitration award or any judgment, decree or order of any court or other governmental entity, applicable to Captiva or its business, assets or operations.

            (j)   Intellectual Property and Software.

                  (i) Section 3.1(j) of the Captiva Disclosure Schedule accurately identifies the following information:

                        (A) Section 3.1(j)(i)(A) of the Captiva Disclosure Schedule accurately identifies and describes each product or service currently marketed, licensed or sold by Captiva, including any product or service currently under development by Captiva and each contract or license pursuant to which Captiva markets, licenses or sells the products or services of a third party.

                        (B)   Captiva has no Registered IP.

                        (C) Section 3.1(j)(i)(C) of the Captiva Disclosure Schedule accurately identifies (1) all Intellectual Property Rights or Intellectual Property licensed to Captiva (other than any non-customized software that (x) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (y) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of Captiva and (z) is generally available on standard terms for less than $10,000), and (2) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Captiva.

                        (D) Section 3.1(j)(i)(D) of the Captiva Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Captiva IP. Captiva is not bound by, and no Captiva IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Captiva to use, exploit, assert, or enforce any Captiva IP anywhere in the world. Captiva has no distributor or reseller agreements.

                  (ii) Except as described in Section 3.1(j)(ii) of the Captiva Disclosure Schedule, Captiva exclusively owns all right, title, and interest to and in the Captiva IP (other than Intellectual Property Rights licensed to Captiva, as identified in
            Section 3.1(j)(i)(C) of the Captiva Disclosure Schedule) free and clear of any encumbrances (other than licenses granted pursuant to the Contracts listed in Section 3.1(j)(i)(D) of the Captiva Disclosure Schedule). Without limiting the generality of the foregoing:

                        (A) Each Person who is a current employee or contractor of Captiva and who is involved in the creation or development of any Captiva IP either: (i) was an employee of Captiva or the predecessor owners of the Captiva IP acting within the scope of his or her employment or (ii) has signed a valid, enforceable agreement containing an effective "work for hire" provision or an assignment of Intellectual Property Rights to Captiva and confidentiality provisions protecting the Captiva IP. Except as set forth in
Section 3.1(j)(ii) of the Captiva Disclosure Schedule, no current or former member, officer, director, or employee of Captiva or the predecessor owners of the Captiva IP has any claim, right (whether or not currently exercisable) or interest to or in any accounting right, royalty right, or other economic right or interest in Captiva's current use of the Captiva IP.

                        (B) To the Knowledge of Captiva and the Captiva Signatories, no funding, facilities or personnel of any governmental body were used, directly or indirectly, to develop or create, in whole or in part, any Captiva IP.

                        (C) Captiva owns or otherwise has license to all Intellectual Property and/or Intellectual Property Rights used to conduct the business of Captiva as currently conducted and presently planned by Captiva to be conducted.

                  (iii) All Captiva IP is enforceable; provided, however, that with respect to the unregistered common law trademark "Total Bank System" may be subject to the rights of prior users. Without limiting the generality of the foregoing:

                        (A) Except as set forth on Section 3.1(j)(ii) of the Captiva Disclosure Schedule, neither Captiva nor any predecessor owners of the Captiva IP has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Captiva IP to any other Person.

                        (B) To the Knowledge of Captiva and the Captiva Signatories, there is no basis for a claim that any Captiva IP is invalid or unenforceable.

                  (iv) To the Knowledge of Captiva and the Captiva Signatories, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Captiva IP. Section 3.1(j)(iv) of the Captiva Disclosure Schedule accurately identifies (and Captiva has provided to PBiz a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Captiva or any representative of any of Captiva regarding any actual, alleged, or suspected infringement or misappropriation of any Captiva IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

                  (v) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare (i) a loss of, or encumbrance on, any Captiva IP, (ii) a breach of any Contract listed or required to be listed in Section 3.1(j) of the Captiva Disclosure Schedule, (iii) the release, disclosure or delivery of any Captiva IP by or to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Captiva IP.

                  (vi) The Captiva IP does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any Intellectual Property or Intellectual Property Right of any other Person that is not a patent right or a trademark right. To the Actual Knowledge of Captiva and the Captiva Signatories, the Captiva IP does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any patent right or trademark right of any other Person. Without limiting the generality of the foregoing:

                        (A) No infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of Captiva and the Captiva Signatories, has been threatened against Captiva or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Captiva with respect to such claim or Proceeding. Except as set forth in any Contract listed in Section 3.1(j)(i)(D) of the Captiva Disclosure Schedule, Captiva is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim. Except as set forth in any Contract listed in
Section 3.1(j)(i)(D) of the Captiva Disclosure Schedule, Captiva is not obligated to discharge or otherwise take responsibility for, any existing or potential liability or another Person for infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Right.

                        (B) To the Knowledge of Captiva and the Captiva Signatories no claim or proceeding involving any Intellectual Property or Intellectual Property Right licensed to Captiva and required to be listed in
Section 3.1(j) of the Captiva Disclosure Schedule is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (1) the use or exploitation of such Intellectual Property or Intellectual Property Right by Captiva or (2) the distribution or sale of any product or service being developed, offered, distributed or sold by Captiva.

                  (vii) To the Knowledge of Captiva and the Captiva Signatories,
            except as set forth in Section 3.1(j)(vii) of the Captiva Disclosure Schedule, neither the current production version of the Total Bank System (TBS2000) nor any of its components (collectively, the "Captiva Software"):

                        (A) (1) Contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of the Captiva Software or any product or system containing or used in conjunction with such Captiva Software to the extent that any customer of Captiva would be prevented from using each feature and function of the Captiva Software in the ordinary course of its business or (2) except as specified in the complete and accurate list (which list has been previously provided by Captiva to PBiz) of all known bugs, defects, or errors in the current version of the Captiva Software, known as TBS2000, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Captiva Software. The new version of Captiva's Software, known internally as "Retriever," is currently in Beta testing and has not yet completed quality and assurance testing. Captiva has provided PBiz with an up to date list of issues, bugs and errors to the Knowledge of Captiva and the Captiva Signatories and future development plans with regard to Retriever, with the understanding that additional issues will be identified as Beta testing and quality and assurance testing are completed.

                        (B) Contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus" or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or to be capable of performing, any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (2) damaging or destroying any data or file without the user's consent.

                        (C) Is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public

License, Lesser GNU Public License or Mozilla Public License) that (1) would require, or would condition the use or distribution of such Captiva Software on, the disclosure, licensing or distribution of any source code for any portion of such Captiva Software or (2) would otherwise impose any limitation, restriction or condition on the right or ability of Captiva to use or distribute any Captiva Software.

                  (viii) Except as disclosed in Section 3.1(j) of the Captiva Disclosure Schedule, no source code for any Captiva Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Captiva. Except as disclosed in
Section 3.1(j)(ii) of the Captiva Disclosure Schedule, Captiva has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Captiva Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Captiva. To the Knowledge of Captiva and the Captiva Signatories, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Captiva Software to any other Person who is not, as of the date of this Agreement, an employee of Captiva.

            (k)   Employee Benefit Matters.

                  (i) Section 3.1(k) of the Disclosure Schedule lists each Employee Benefit Plan that is maintained by Captiva, to which Captiva contributes or has any obligation to contribute, or with respect to which Captiva has any liability. As used herein, "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" (as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1874, as amended ("ERISA")) and any other employee benefit plan, program or arrangement of any kind.

                  (ii) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (iii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and Code
section 4980B and of any similar state law ("COBRA") have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by any entity that is treated as a single employer with Captiva for purposes of Code section 414 (an "ERISA Affiliate") that is an "Employee Welfare Benefit Plan" (as defined in ERISA section 3(1)) subject to COBRA.

                  (iv) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an "Employee

Pension Benefit Plan" (as defined in ERISA section 3(2)) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Captiva. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  (v) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing material has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA" and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

                  (vi) There have been no "prohibited transactions" (within the meaning of ERISA section 406 or Code section 4975" with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No "fiduciary" as defined in ERISA section 3(21) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Captiva Signatories have no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                  (vii) Correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan have been delivered to PBiz.

                  (viii) Neither Captiva nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA section 3(35)). No asset of any of Captiva is subject to any lien under ERISA or the Code.

                  (ix) Neither Captiva nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA section 4201) under or with respect to any "Multiemployer Plan" as defined in ERISA section 3(37).

                  (x) Captiva does not maintain, contribute to or have an obligation to contribute to, nor does it have any liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated managers, officers or employees (or any spouse or other dependent thereof) of Captiva or of any other person other than in accordance with COBRA.

                  (xi) Deferred Compensation. Except (i) as otherwise disclosed pursuant to Section 3.1(k) or the Disclosure Schedule, (ii) for Capitva's usual and customary payroll-related practices or policies, (iii) for the "Deferred Compensation" (as defined below) due from Captiva to G. Lynn Boggs in the amount of Twenty Five Thousand Dollars ($25,000) per month (plus applicable Taxes associated therewith) from the period of April 1, 2005 through the Closing Date, which amount shall not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate (the "BOGGS DEFERRED COMPENSATION") and (iv) for the Captiva Options, Captiva does not owe Deferred Compensation to any Person. "Deferred Compensation" means any payment that is compensatory in nature that is postponed or otherwise deferred to a future date.

            (l) Labor Matters. Section 3.1(l) of the Captiva Disclosure Schedule sets forth as of the date of this Agreement a list of all current employees of Captiva, their base salary and target bonuses (if applicable) for fiscal year 2005, and their vesting with respect to the Captiva Benefit Plans. With respect to employees of Captiva:

                  (i) Captiva is and has been since inception in substantial compliance with all applicable laws governing employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the Family and Medical Leave Act, laws governing labor relations and any such laws respecting employment discrimination, and has not engaged in any unfair labor practice.

                  (ii) There is no unfair labor practice charge, Proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Captiva and the Captiva Signatories, proposed or threatened against Captiva relating to employment, employment practices, terms and conditions of employment or wages and hours.

                  (iii) Captiva does not have a collective bargaining relationship or duty to bargain with any labor union or organization, and has not recognized any labor union or organization as the collective bargaining representative of any of its employees relating to the business of Captiva, and neither Captiva nor the Captiva Signatories have any Knowledge of any union organizing activity during the past year.

            (m) No Undisclosed Liabilities. Captiva does not have any material liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether determined or determinable, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes) other than: (i) such liabilities or obligations that have been specifically disclosed or provided in the Financial Statements; (ii) liabilities or obligations incurred after September 30, 2005, in the ordinary course of business consistent with past practice; and (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

            (n) Insurance. Section 3.1(n) of the Captiva Disclosure Schedule describes all material insurance policies of Captiva (the "CAPTIVA INSURANCE POLICIES"). Complete and accurate copies of all the Captiva Insurance Policies and endorsements thereto have been provided to PBiz. Each Captiva Insurance Policy is in full force and effect and is valid, outstanding and enforceable, subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity, and all premiums due thereon have been paid in full. Captiva has complied in all material respects with the provisions of each Captiva Insurance Policy under which it is the insured party. No insurer under any Captiva Insurance Policy has canceled, failed to renew, or, to the Knowledge of Captiva and the Captiva Signatories, generally disclaimed liability under any such policy and to the Knowledge of Captiva and the Captiva Signatories no grounds exist to cancel or avoid any such policies or coverage. All material claims under the Captiva Insurance Policies have been filed in a timely fashion. The insurance covered by Captiva is adequate to conduct its Business and is consistent with prudent industry practice.

            (o) State Takeover Statutes; Anti-Takeover Provisions. Neither the GLLCA nor the articles of organization of Captiva nor the operating agreement of Captiva contains any anti-takeover provisions. To the Knowledge of Captiva and the Captiva Signatories and the Captiva Signatories, no other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to the ability of the Captiva Signatories, Captiva or its Affiliates to enter into this Agreement or to consummate any of the transactions contemplated hereby. Captiva has taken all actions with respect to the terms of its articles of organization and its operating agreement necessary to enter into and consummate the Merger on the terms set forth in this Agreement.

            (p)   [INTENTIONALLY OMITTED]

            (q)   Environmental Matters.

                  (i) Hazardous Substances. As used in this Section 3.1(q), the term "HAZARDOUS SUBSTANCES" means any hazardous or toxic substance, material or waste including, but not limited to, those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as defined herein), or any hydrocarbons, petroleum, petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables or explosives.

                  (ii) Compliance with Laws and Regulations. Except as set forth in Section 3.1(q) of the Captiva Disclosure Schedule, all operations, use or occupancy of any land and real estate owned or leased by Captiva or any of its current or former Subsidiaries, including all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "CAPTIVA REAL ESTATE"), or any portion thereof, by Captiva or any of its current or former Subsidiaries, have been in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "ENVIRONMENTAL LAW") including, but not limited to, the release, emission, discharge, storage and removal of Hazardous Substances. Captiva and its current and former Subsidiaries have kept the Captiva Real Estate free of any lien imposed pursuant to Environmental Law. To the Actual Knowledge of Captiva and the Captiva Signatories, all prior owners, operators and occupants of the Captiva Real Estate complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Facilities:

                  (iii) (A) Neither Captiva nor any of its current or former Subsidiaries have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Captiva Real Estate, nor, to the Actual Knowledge of Captiva and the Captiva Signatories, has the Captiva Real Estate ever been used for any of the foregoing.

                        (B) Neither Captiva nor any of its current or former Subsidiaries have installed or permitted to be installed in or on the Captiva Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law respecting such material.

                        (C) Neither Captiva nor any of its current or former Subsidiaries at any time engaged in or permitted, nor to the Actual Knowledge of Captiva and the Captiva Signatories, has any of their tenants or any other occupants of the Captiva Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of Hazardous Substances at, on, in or about the Captiva Real Estate or any portion thereof that would subject the Captiva Real Estate, Captiva, PBiz or PBiz Sub to clean-up obligations imposed by governmental authorities.

                  (iv) Except as set forth on Section 3.1(q) of the Captiva Disclosure Schedule, neither Captiva nor any of its current or former
Subsidiaries: (A) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law; or (B) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Captiva that could serve as a basis therefor. Neither Captiva nor any of its current or former Subsidiaries have assumed any liability of any third party for clean up under, or noncompliance with, Environmental Law.

                  (v) Captiva has furnished to PBiz a copy of any environmental audit, study, report or other analysis on the Captiva Real Estate in the possession of Captiva.

            (r) Brokers. No broker, investment banker or other Person is entitled to receive from Captiva any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

            (s) Captiva Approvals. The Captiva Members unanimously have approved this Agreement. Salem Capital Partners, LP, which holds a warrant to purchase Captiva Units, has consented to the allocation of the Merger Consideration as specified on Schedule 2.1(a)(ii) hereto. No other approval by any equity holder of Captiva or any Captiva Option Holder is required for the consummation of the transactions contemplated hereby.

            (t) Affiliate Agreements. Except as set forth on Section 3.1(t) of the Captiva Disclosure Schedule, there are no material oral or written agreements or transactions between Captiva on the one hand, and any (i) officer or manager of Captiva; (ii) record or beneficial owner of five percent or more of the voting securities of Captiva or (iii) to the Knowledge of Captiva and the Captiva Signatories, an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered in the ordinary course of employment or service as a director for Captiva.

            (u) Customers. Section 3.1(u) of the Captiva Disclosure Schedule contains a list of all of the customers of Captiva for each of the last two fiscal years and identifies those Persons that are current customers of Captiva (the "CAPTIVA CUSTOMERS"). Since January 1, 2005, (i) there has not been any change adverse to Captiva in its business relationship with any of the Captiva Customers, and (ii) Captiva has not received any material complaints concerning its products and services, (iii) no Captiva Customer has delivered a written notice to Captiva of its intent to terminate, reduce or suspend its business relationship with Captiva, and (iv) to the Actual Knowledge of Captiva and the Captiva Signatories, no Captiva Customer has a current intention to terminate, reduce or suspend its business relationship with Captiva.

            (v) Title to Assets. Captiva has good and marketable title to all the assets and personal property used in, and necessary for, the conduct of the business of Captiva, (i) as currently conducted, and (ii) as proposed to be conducted over the next twelve (12) months.

            (w) Disclosure. No representation or warranty of Captiva or any of the Captiva Members in this Agreement, and no statement in the Captiva Disclosure Schedule or otherwise contained in this Agreement or in any related document furnished or to be furnished to PBiz under this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (x) Investment Company Act. Captiva is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            (y) Agreements Restricting Members. Each Captiva Signatory, as to himself or itself only, represents and warrants that such Captiva Signatory is not party to any Contract limiting, restricting or prohibiting such Captiva Signatory from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of such Captiva Signatory to engage in any line of business or to compete with any other Person.

      3.2   REPRESENTATIONS AND WARRANTIES OF THE CAPTIVA MEMBERS

      Each Captiva Member, by execution of the signature page hereto or, if not a Captiva Signatory, by execution of an acknowledgement in the form attached hereto as Exhibit 3.2 (the "CAPTIVA MEMBER ACKNOWLEDGEMENTS"): (i) understands that the shares of PBiz Common Stock to be issued to such Captiva Member pursuant to this Agreement have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring shares of PBiz Common Stock solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received access to the PBiz SEC Documents (as defined below) concerning PBiz and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of PBiz Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding shares of PBiz Common Stock, and (vi) is, except as set forth on Exhibit 3.2, an "accredited investor" as that term is defined in Regulation D as promulgated under the Exchange Act.

      3.3   REPRESENTATIONS AND WARRANTIES OF PBiz.

      PBiz represents and warrants to the Captiva Members, as of the date hereof and as of the Closing Date, subject to any matters disclosed in the Disclosure Schedule of PBiz provided to the Captiva Members on the date hereof (the "PBIZ DISCLOSURE SCHEDULE") and except as expressly contemplated by this Agreement:

            (a) Organization; Standing and Power. PBiz is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to carry on its business as now being conducted. PBiz is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBiz.

            (b) Authority; Non-Contravention. The board of directors of PBiz has approved the Merger and this Agreement. PBiz has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PBiz and the consummation by PBiz of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PBiz, subject to approval by the PBiz shareholders. This Agreement and other agreements and documents executed by PBiz and its Affiliates in connection herewith have been duly and validly executed and delivered by PBiz and constitute valid and binding obligations of PBiz, enforceable against PBiz in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other Person is required by or with respect to PBiz or any of its Subsidiaries in connection with the execution and delivery of this Agreement by PBiz or the consummation by PBiz of the transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement, and (ii) the PBiz Shareholder Approval, and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBiz.

            (c) PBiz SEC Documents. PBiz has filed all required reports, schedules, forms, statements, and other documents with the SEC and such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein are collectively referred to herein as the "PBIZ SEC DOCUMENTS". As of their respective dates, the PBiz SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such PBiz SEC Documents, and none of the PBiz SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PBiz included in the PBiz SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of PBiz and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Except as set forth in the PBiz SEC Documents, since the date of filing of the most recent financial statements included in a quarterly report on Form 10-Q for the quarter ended June 30, 2005, there has been no Material Adverse Effect with respect to PBiz. The unaudited consolidated financial statements of PBiz for the first eight months of 2005 previously delivered to Captiva were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of PBiz and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and other adjustments described therein).

            (d) Compliance with Laws. Neither PBiz nor any of its Subsidiaries has materially violated or materially failed to comply with, nor has it received any written notice of any alleged material violation of or material failure to comply with, any statute, law, ordinance, regulation, rule, permit or order of any governmental entity, any arbitration award or any judgment, decree or order of any court or other governmental entity, applicable to PBiz or any of its Subsidiaries or their respective businesses, assets or operations, except for any such failure as would not be reasonably likely to have a Material Adverse Effect on PBiz.

            (e) Brokers. No broker, investment banker or other Person is entitled to receive from PBiz or any of its Subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, other than any fee for the opinion of PBiz's financial advisor for which PBiz is solely responsible.

            (f) PBiz Sub Organization. PBiz Sub is a corporation duly organized, validly existing and in good standing under the laws of Tennessee. PBiz Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

            (g) PBiz Sub Authorization. PBiz Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the board of directors of PBiz Sub and by PBiz as the sole shareholder of PBiz Sub, and no other corporate proceedings on the part of PBiz Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by PBiz Sub and constitutes a valid, legal and binding agreement of PBiz Sub, enforceable against PBiz Sub in accordance with its terms, except that
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws.

            (h) Capital Structure. The authorized capital stock of PBiz consists of 100,000,000 shares authorized shares of PBiz Common Stock and 20,000,000 shares of preferred stock, no par value ("PBIZ PREFERRED STOCK"). As of the execution date of this Agreement: (i) 14,809,307 shares of PBiz Common Stock are issued and outstanding, (ii) 20,000 shares of Series A non-convertible, no par value, PBiz Preferred Stock are issued and outstanding, along with related warrants to purchase 16,000,000 shares of PBiz Common Stock;
(iii) 40,031 shares of Series B convertible, no par value, PBiz Preferred Stock are issued and outstanding and are convertible into 40,031 shares of PBiz Common Stock; and (iv) options to acquire 1,972,222 shares of PBiz Common Stock were granted and are outstanding under PBiz's stock option plans (collectively, the "PBIZ STOCK OPTION PLANS"). The numbers of shares issuable upon conversion of all outstanding shares of Series B PBiz Preferred Stock and upon exercise of all of the PBiz Stock Options are as set forth above, and no event has occurred that would cause an increase in such number. Except as set forth above, there are no outstanding or authorized rights, warrants, options, subscriptions, restricted shares, convertible debt instruments, stock options plans, agreements or commitments of any character giving any Person any right to require PBiz to sell or issue any capital stock or other securities nor does PBiz or any of its Subsidiaries have any obligation of any nature to repurchase any outstanding capital stock or other securities. All outstanding shares of PBiz Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

            (i)   [Intentionally omitted.]

            (j) Required Vote of PBiz Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of PBiz Common Stock is required to approve the Merger. No other vote of the shareholders of PBiz is required by law, rule, regulation, the charter or by-laws of PBiz or otherwise in order for PBiz to consummate the Merger and the transactions contemplated thereby.

            (k) Board Approval. PBiz's board of directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of PBiz and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the Tennessee Business Corporation Act and (iii) resolved to recommend to its shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

            (l) No Shareholder Rights Plan. PBiz has no rights agreement or poison pill or similar form of anti-takeover shareholder protection mechanism or agreement in place.

            (m) Absence of Certain Changes or Events. Since June 30, 2005, PBiz has conducted its business only in the ordinary course consistent with past practices, and there has not been (i) as of the date hereof, any matter which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to PBiz; (ii) any declaration, setting aside or payment (as a dividend or otherwise) (whether in cash, stock or property) with respect to any of PBiz's capital stock; (iii) (A) any granting by PBiz or any of its Subsidiaries to any executive officer of PBiz or any of its Subsidiaries of any increase in compensation, (B) any granting by PBiz or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, or
(C) any entry by PBiz or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer; (iv) any amendment of any material term of any outstanding equity security of PBiz or any Subsidiary;
(v) any repurchase, redemption or other acquisition by PBiz or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, PBiz or any Subsidiary; (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or
(vii) any change in accounting methods, principles or practices by PBiz materially affecting its assets, liabilities or business.

            (n) Litigation. There is no claim, suit, action, proceeding or investigation ("PBIZ LITIGATION") pending or, to PBiz's knowledge, threatened against PBiz or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or that could prevent or materially delay the ability of PBiz to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against PBiz or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

            (o) No Undisclosed Liabilities. Neither PBiz nor its Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether determined or determinable, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes) other than: (i) such liabilities or obligations that have been specifically disclosed or provided on PBiz's annual report on Form 10-K for the year ended December 31, 2004; (ii) such liabilities or obligations that have been specifically disclosed or provided on PBiz's quarterly report on Form 10-Q for the quarter ended June 30, 2005; (iii) such liabilities or obligations that have been specifically disclosed or provided on the unaudited consolidated financial statements of PBiz for the first eight months of 2005 previously delivered pursuant hereto; (iv) liabilities or obligations incurred after June 30, 2005, in the ordinary course of business consistent with past practice which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (v) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and (vi) other liabilities or obligations, that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                                   ARTICLE IV

                             CONDUCT OF THE PARTIES

      4.1 CONDUCT OF CAPTIVA. During the period from the date of this Agreement to the Effective Time, Captiva will operate its business in good faith and consistent with past practices, with the goal of preserving intact its assets and current business organization, maintaining the Captiva Material Contracts, and preserving its relationships with customers, suppliers, creditors, brokers, agents and others having business dealings with Captiva. Without limiting the generality of the foregoing, and except as otherwise agreed to in writing by the Chief Executive Officer of PBiz, Captiva agrees as follows:

            (a) Issuance of Securities. Captiva shall not issue, sell or grant any membership interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of membership interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any membership interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any membership interests or any other securities in respect of, in lieu of, or in substitution for, membership interests outstanding on the date hereof; provided, however, that Captiva may issue additional membership interests: (i) in connection with the consummation of the acquisition of either or both of the Acquisition Targets (as defined below), which consummation shall have been approved by PBiz in accordance with the terms of Section 4.1(e), so long as the Persons that receive membership interests in connection with such acquisitions shall become parties under this Agreement as Captiva Signatories and shall execute an addendum to this Agreement; and (ii) pursuant to the exercise of currently outstanding Captiva Options.

            (b) Dividends and Redemptions. Captiva shall not: (i) split, combine, subdivide or reclassify any membership interests; (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of any membership interests; or (iii) redeem or repurchase any membership interests, any outstanding Captiva Options, or any outstanding securities that are convertible into or exchangeable for any membership interests of Captiva.

            (c) Restructuring. Captiva shall not: (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the plan of merger evidenced by this Agreement, or (ii) make any change in the outstanding membership interests or securities convertible or exchangeable into membership interests by way of any reclassification, recapitalization, split or combination, exchange or readjustment of membership interests, or any dividend or distribution thereof or announce or create a record date with respect to any of the foregoing.

            (d) Indebtedness. Captiva shall not incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, that Captiva may borrow, repay, and re-borrow principal under its existing revolving credit facility.

            (e) Acquisitions. Without the prior written consent of PBiz, Captiva shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof (except as provided for in this Section 4.1(e)), or (ii) any assets that, individually or in the aggregate, are material to Captiva. Captiva has negotiated to acquire three companies (the "ACQUISITION TARGETS"), each of which Captiva has disclosed to PBiz. Captiva shall provide timely updates to PBiz of its negotiations with such entities and shall not enter into definitive agreements to acquire the equity or assets of the Acquisition Targets, and will not consummate the transactions contemplated by any such definitive agreements, without the prior written consent of PBiz.

            (f) No Dispositions or Encumbrances. Captiva shall not sell, lease, license or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets.

            (g) Contracts. Except in the ordinary course of business, Captiva shall not (i) enter into any Captiva Material Contract, or (ii) modify, amend or transfer in any material respect, or terminate, any Captiva Material Contract to which Captiva is a party or waive, release, or assign any material rights or claims thereunder.

            (h) Employee Matters. Except as set forth in Section 4.1(h) of the Captiva Disclosure Schedule, Captiva shall not adopt or amend (except as may be required by law or as otherwise specifically permitted hereunder) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, manager or former manager or employee, increase the compensation or fringe benefits of any officer or increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

            (i) Accounting Policies and Procedures. Captiva shall not make any change to its accounting methods, principles or practices, except as may be required by GAAP.

            (j) Claims. Captiva shall not waive, assign or release any material rights or claims except in the ordinary course of business consistent with past practice, and will not settle any material Proceeding.

            (k) Taxes. Without the prior written consent of PBiz, Captiva shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Captiva, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Captiva, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Captiva for any period ending after the Closing Date or decreasing any Tax attribute of Captiva existing on the Closing Date.

            (l) Insurance. Captiva shall use commercially reasonable efforts to maintain in full force and effect all Captiva Insurance Policies currently in effect.

            (m) No Agreements. Captiva shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any contract to do any of the foregoing.

      4.2   CONDUCT OF PBiz

During the period from the date of this Agreement to the Effective Time, PBiz will operate its business in good faith and consistent with past practices. Without limiting the generality of the foregoing, and except as otherwise agreed to in writing by the Chief Executive Officer of Captiva, PBiz agrees as follows:

            (a) Dividends and Redemptions. PBiz shall not: (i) split, combine, subdivide or reclassify any capital stock; (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of any capital stock; or (iii) redeem or repurchase any capital stock, outstanding options, warrants, or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of PBiz or any of its Subsidiaries, except for (x) dividends by a wholly owned Subsidiary of PBiz to PBiz or another wholly owned Subsidiary of PBiz and
(y) repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof.

            (b) Indebtedness. PBiz shall not incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, that PBiz may (i) borrow, repay, and re-borrow principal under its existing revolving credit facility; and (ii) obtain financing for the Merger and the acquisition of the Acquisition Targets.

            (c) Contracts. Except in the ordinary course of business, PBiz shall not (i) enter into any material contract, or (ii) modify, amend or transfer in any material respect, or terminate, any material contract to which PBiz is a party or waive, release, or assign any material rights or claims thereunder.

            (d) Employee Matters. Except for the 2005 Equity Incentive Plan (as defined below), PBiz shall not adopt or amend (except as may be required by law or as otherwise specifically permitted hereunder) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, manager or former manager or employee, increase the compensation or fringe benefits of any officer or increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

            (e) Accounting Policies and Procedures. PBiz shall not make any change to its accounting methods, principles or practices, except as may be required by GAAP.

            (f) No Agreements. PBiz shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any contract to do any of the foregoing.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1   PROXY STATEMENT.

            (a) As promptly as practicable after the execution of this Agreement, PBiz shall prepare and file with the SEC a Proxy Statement (the "PROXY STATEMENT"). Captiva shall furnish all information concerning itself as reasonably requested by PBiz in connection with its preparation of the Proxy Statement. As promptly as practicable after the filing of the Proxy Statement, PBiz shall mail the Proxy Statement to its shareholders, and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental, or supplemented proxy materials, and, if required in connection therewith, resolicit proxies.

            (b) The Proxy Statement shall include the unanimous recommendation of the disinterested members of the board of directors of PBiz to the shareholders of PBiz (a) in favor of approval and adoption of the Merger and approval of the issuance of the shares of PBiz Common Stock in the Merger, and
(b) in favor of the adoption of the 2005 Equity Incentive Plan (as defined in Section 5.10).

            (c) If at any time prior to the Effective Time, Captiva or PBiz discovers any information relating to either party, or any of their respective Affiliates, officers, managers, or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers any misleading information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing the information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of PBiz.

      5.2   SHAREHOLDER APPROVAL.

            (a) PBiz, acting through its board of directors, shall, in accordance with the provisions of this Agreement, applicable law and its Charter and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable a special meeting of shareholders for the purpose of obtaining shareholder approval of the Merger and related actions, including the adoption of the 2005 Equity Incentive Plan (as defined below) described in this Agreement (the "PBiz SHAREHOLDER APPROVAL").

            (b) PBiz shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of such approval, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable law and the Nasdaq SmallCap Market, as applicable, to obtain such approvals in accordance with the provisions of this Agreement.

      5.3 ACCESS TO INFORMATION; CONFIDENTIALITY COVENANT. Upon reasonable notice, PBiz and Captiva shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours during the period from the date hereof to the Effective Time, to all of its properties, books, contracts, commitments and records, and during such period, each of PBiz and Captiva shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act (including all comment letters from the staff of the SEC) and
(ii) all other information concerning its business, properties and personnel as such other party may reasonably request. PBiz, Captiva and the Captiva Members agree that they will not, and they will cause their respective representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, both prior to and following the Closing Date. The Confidentiality Agreement dated August 4, 2005 (the "CONFIDENTIALITY AGREEMENT"), by and between Captiva and PBiz, shall apply with respect to information furnished by PBiz, Captiva, and their respective Subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede provisions of the Confidentiality Agreement in the event of a conflict.

      5.4   COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.4, each of PBiz and Captiva agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Captiva and its board of managers shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

            (b) Captiva shall give prompt notice to PBiz, and PBiz shall give prompt notice to Captiva, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

            (c) PBiz shall promptly prepare and submit to the Nasdaq SmallCap Market a listing application covering the shares of PBiz Common Stock issuable in the Merger as of the Closing Date, and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of PBiz Common Stock, subject to official notice of issuance, and Captiva shall cooperate with PBI with respect to such listing.

            (d) Not later than January 31, 2007, PBiz shall prepare and submit to the Nasdaq SmallCap Market a listing application covering the shares of PBiz Common Stock issuable as the Earnout Payment, and shall use its commercially reasonable efforts to obtain, as soon as practical thereafter, approval for the listing of such shares of PBiz Common Stock, subject to official notice of issuance.

            (e) Each of PBiz and Captiva agrees to use commercially reasonable efforts to cause Captiva and its employees to be covered by the Pbiz Insurance Policies at the Effective Time.

      5.5 FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that in the event Closing occurs, the Captiva Signatories shall be solely responsible for all fees and expenses of Captiva in connection with the Merger, this Agreement and the transactions contemplated hereby (with the exception of up to One Hundred Thousand Dollars ($100,000) of reasonable legal fees incurred by Captiva in connection with its pursuit of the Acquisition Targets between September 1, 2005 and the Closing Date, which fees shall be paid by PBiz at Closing).

      5.6 PUBLIC ANNOUNCEMENTS. PBiz and Captiva will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to each party having had the opportunity to review and comment on such press release. The parties agree that any press release(s) to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, either party may make such disclosures, including press releases, as and when counsel for such party determines is required by applicable law or stock exchange regulation, provided that the party making the disclosure shall endeavor to consult with the other party prior to making such disclosure, and shall provide a copy of such disclosure to the other party as promptly as practicable and in no event later than the time such disclosure is made to any third party.

      5.7 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

      5.8 AMENDMENT OF DISCLOSURE SCHEDULES. Each Constituent Company shall promptly (and, in any event, within a reasonable time prior to Closing) notify the other of (i) any event which would render inaccurate in any material respect any portion of its Disclosure Schedule, or (ii) any change or addition which the Constituent Corporation proposes to make to any portion of its Disclosure Schedule. No notification made pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to modify any sections of the applicable Disclosure Schedule unless the parties specifically agree thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by either party of any condition set forth in this Agreement unless the party specifically agrees.

      5.9 OTHER ACTIONS. Except as contemplated by this Agreement, neither PBiz nor Captiva shall, and neither shall permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

      5.10  2005 EQUITY INCENTIVE PLAN.

            (a) At the Effective Time, PBiz shall adopt a Private Business, Inc. 2005 Equity Incentive Plan (the "2005 EQUITY INCENTIVE PLAN") for the benefit of PBiz management. The 2005 Equity Incentive Plan shall reserve 5,036,880 shares of PBiz Common Stock for issuance thereunder. Options shall be issued at Closing under the 2005 Equity Incentive Plan to the individuals and in the amounts and with the exercise prices as described on Exhibit 5.10(a) attached hereto covering an aggregate of 3,374,710 shares.

            (b) PBiz shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PBiz Common Stock for delivery upon the exercise of the options issuable under the 2005 Equity Incentive Plan. As soon as practical and in no event more than ten (10) days after the Effective Time, PBiz shall file with the SEC a registration statement on Form S-8 (or successor form) to register the PBiz Common Stock that is issuable upon exercise of the options issuable under the 2005 Equity Incentive Plan (to the extent that Form S-8 or its successor may be used to register shares issuable upon the exercise of such options) and will use its commercially reasonable best efforts to cause the registration statement to remain effective, and to maintain the current status of the prospectus or prospectuses contained therein, until the exercise or expiration of such options.

      5.11 NON-SOLICITATION OF PBiz EMPLOYEES. The Captiva Signatories covenant and agree with PBiz that, for a period of twelve (12) months from the Execution Date, they will not directly or indirectly solicit for employment or employ any person who is employed by PBiz or any of its Subsidiaries unless such person is not so employed for at least twelve (12) months.

      5.12  FINANCING COOPERATION

            (a) Prior to the Closing, each of Captiva and PBiz shall use its commercially reasonable efforts to assist the other in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of Captiva or PBiz.

            (b) Without limiting the generality of the foregoing, for each fiscal month, quarter and year ending between the date of this Agreement and the Effective Time, Captiva will use commercially reasonable effects to deliver to
PBiz:

                  (i) unaudited monthly consolidated financial statements for Captiva within ten (10) business days after the end of each fiscal month;

                  (ii) unaudited quarterly consolidated financial statements, including notes, for Captiva within twenty (20) business days after the end of each fiscal quarter;

                  (iii) audited annual consolidated financial statements for Captiva within forty (40) business days after the end of any fiscal year; and

                  (iv) any other similar regularly prepared financial statements or financial information regarding Captiva that PBiz may reasonably request.

      5.13  INFORMATION SUPPLIED.

            (a) Captiva hereby covenants that none of the information supplied or to be supplied by Captiva for inclusion in the Proxy Statement (as defined in Section 5.1) will, at the date the Proxy Statement is first mailed to PBiz's shareholders, contain any untrue statement of a material fact involving Captiva or omit to state any material fact required to be stated therein or necessary in order to make the statements therein involving Captiva, in light of the circumstances under which they are made, not misleading. As of the time of PBiz Shareholders Meeting, Captiva will have provided all necessary information regarding Captiva required to enable PBiz to cause the Proxy Statement to have been amended or supplemented, if and to the extent required, to comply with applicable federal and state law.

            (b) PBiz hereby covenants that the Proxy Statement, at the date the Proxy Statement is first mailed to PBiz's shareholders (i) will not contain any untrue statement of a material fact involving PBiz or omit to state any material fact required to be stated therein or necessary in order to make the statements therein involving PBiz, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder; except that no representation or warranty is made by PBiz with respect to statements made in the Proxy Statement based on information supplied by Captiva for inclusion therein. At the time of the PBiz Shareholders Meeting, PBiz will have amended and supplemented the Proxy Statement to the extent, if any, required by applicable federal and state law. (The covenant in the preceding sentence expressly assumes that Captiva has complied with its covenant in Section 5.13(a) above.)

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

      6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Shareholder Approval. The PBiz Shareholder Approval shall have been obtained.

            (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

provided, however, that the parties hereto shall, subject to Section 5.4, use commercially reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

            (c) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            (d) Boggs Employment Agreement. PBiz shall have entered into an employment agreement with G. Lynn Boggs on terms reasonably satisfactory to PBiz and Mr. Boggs, substantially in the form attached hereto as Exhibit 6.1(d).

            (e) Registration Rights Agreement. PBiz and the Captiva Members shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit 6.1(e) (the "REGISTRATION RIGHTS AGREEMENT").

      6.2 CONDITIONS OF PBiz. The obligation of PBiz to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Compliance. The agreements and covenants of Captiva to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and PBiz shall have received a certificate dated the Closing Date and executed on behalf of Captiva by the chief executive officer and the chief financial officer or principal accounting officer of Captiva certifying to such effect.

            (b) Certifications. Captiva shall have furnished PBiz with a certified copy of a resolution or resolutions duly adopted by the Captiva board of managers and the Captiva Members approving this Agreement and consummation of the Merger and the transactions contemplated hereby.

            (c) Representations and Warranties. The representations and warranties of Captiva contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and PBiz shall have received a certificate from Captiva to that effect dated the Closing Date and executed on behalf of Captiva by the chief executive officer and the chief financial officer or principal accounting officer of Captiva.

            (d) Consents. PBiz shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties that are required have been obtained in connection with the transactions contemplated hereby.

            (e) Material Adverse Effect. There shall not have occurred or become known to PBiz any events or changes that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Captiva, before and after giving effect to the transactions contemplated hereby.

            (f) Salem Warrant. That certain Common Membership Units Purchase Warrant issued by Captiva to Salem Capital Partners, LP, a North Carolina limited partnership, shall have been duly exercised in full according to its terms.

      6.3 CONDITIONS OF CAPTIVA. The obligation of Captiva to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Compliance. The agreements and covenants of PBiz to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Captiva shall have received a certificate from PBiz dated the Closing Date and executed on behalf of PBiz by the chief executive officer and the chief financial officer of PBiz certifying to such effect.

            (b)   Certifications. PBiz shall have furnished Captiva with:

                  (i) a certified copy of a resolution or resolutions duly adopted by the board of directors of PBiz approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the shareholders of PBiz; and

                  (ii) a certified copy of a resolution or resolutions duly adopted by the shareholders of PBiz approving the Merger and the transactions contemplated hereby.

            (c) Representations and Warranties. The representations and warranties of PBiz contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and Captiva shall have received a certificate from PBiz to that effect dated the Closing Date and executed on behalf of PBiz by the chief executive officer and the chief financial officer of PBiz.

            (d) Consents. Captiva shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties that are required and material to the operations of PBiz have been obtained in connection with the transactions contemplated hereby.

            (e) Material Adverse Effect. There shall not have occurred or become known to Captiva any events or changes that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PBiz, before and after giving effect to the transactions contemplated hereby.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of PBiz, as follows:

            (a)   by mutual written consent of PBiz and Captiva;

            (b)   by either PBiz or Captiva:

                  (i) if the PBiz Shareholder Approval is not attained upon a vote at the PBiz Shareholder Meeting or at any adjournment thereof;

                  (ii) if any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

                  (iii) if the Merger shall not have been consummated on or before December 31, 2005, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

            (c) by PBiz, if Captiva breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within twenty (20) days following receipt by Captiva of notice of breach;

            (d) by Captiva, if PBiz breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within twenty (20) days following receipt by PBiz of notice of breach.

      7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Captiva or PBiz as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any current or future liability or obligation on the part of PBiz or Captiva, other than the confidentiality provisions of Section 5.3 and the provisions of Section 5.5. Any termination of this Agreement pursuant to Section 7.1 hereof shall not relieve any party hereto for liabilities related to any breach of any of its representations, warranties, covenants or agreements in this Agreement, which right to recover damages shall be in addition to (and not exclusive of) any other remedy at law or in equity available to any party.

      7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of PBiz; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of PBiz or Captiva, action by the PBiz board of directors or the Captiva board of managers, respectively, or their duly authorized designees.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificates delivered pursuant to Sections 6.2 and 6.3, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

      8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY CAPTIVA AND THE CAPTIVA MEMBERS. Subject to the limitations set forth in this Article VIII, the Captiva Members, severally but not jointly, will indemnify and hold harmless PBiz, PBiz Sub, and their respective representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees actually incurred) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by Captiva or the Captiva Signatories in this Agreement or the remaining Captiva Members in the Acknowledgements (without giving effect to any supplement to the Captiva Disclosure Schedule), the Captiva Disclosure Schedule, the supplements to the Captiva Disclosure Schedule, or any other certificate or document delivered by Captiva or the Captiva Members pursuant to this Agreement;

            (b) any Breach of any representation or warranty made by Captiva or the Captiva Members in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Captiva Disclosure Schedule;

            (c) any Breach by Captiva or the Captiva Members of any covenant or obligation of any of Captiva or the Captiva Members in this Agreement; or

            (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of Captiva or the Captiva Members (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

      8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY PBiz. PBiz will indemnify and hold harmless the Captiva Members, and will pay to the Captiva Members the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by PBiz or PBiz Sub in this Agreement (without giving effect to any supplement to the PBiz Disclosure Schedule) or in any certificate delivered by PBiz or PBiz Sub pursuant to this Agreement, (b) any Breach by PBiz or PBiz Sub of any covenant or obligation of PBiz or PBiz Sub in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with PBiz or PBiz Sub (or any Person acting on its behalf) in connection with any of the transaction contemplated by this Agreement.

      8.4   PROCEDURE FOR MAKING INDEMNIFICATION CLAIMS.

            (a) Subject to Section 8.8 regarding third party claims, the party entitled to indemnification hereunder (the "CLAIMANT") shall deliver to the Party from whom indemnification is sought hereunder (the "OBLIGOR") notice in writing (a "NOTICE OF CLAIM") within 30 days of Claimant's discovery of any Damages in respect of which the right to indemnification is sought under this Agreement, specifying in reasonable detail the nature of the Damages, and, if known, the amount, or, if not known, an estimate of the amount, of the liability arising therefrom (a "CLAIM"). Notwithstanding the above, the failure to give Notice of Claim within such 30-day period shall not result in the waiver or loss of any right to bring such Claim hereunder after such period unless, and only to the extent that, the other party is actually prejudiced by such failure. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the Claim asserted, provided that, in so doing, it may condition any disclosure in the interest of preserving privileges of importance in any foreseeable Proceeding.

            (b) If an Obligor desires to dispute any Claim, it shall, within 30 days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such Claim, to the Claimant. If no such counternotice is given within such 30-day period, or if the Obligor acknowledges liability for indemnification, then the amount claimed shall be satisfied (i) if by PBiz, in cash promptly paid pro rata to the Captiva Members based on the number of Captiva Units owned by such Captiva Members on the Closing Date, and (ii) if by the Captiva Members, as provided in Section 8.6 below. If, within 60 days after the Claimant receives the counternotice, the Obligor and the Claimant shall not have reached agreement as to the Claim in question, then the party disputing the Claim shall satisfy any undisputed amount as specified in the preceding sentence and the disputed amount of the Claim shall be submitted to and settled by arbitration in Nashville, Tennessee in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. The arbitration shall be held before a panel of three arbitrators, one selected by each of PBiz (acting through its Board of Directors) and the Captiva Designee and the third selected by mutual agreement of PBiz (acting through its Board of Directors) and the Captiva Designee, and all of whom shall be independent and impartial under the commercial rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified under this Agreement, the amount shall be satisfied as provided in this Section 8.4(b). Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The date on which an award shall be determined (the "RESOLUTION DATE") shall mean any of the following dates, as applicable: (a) the date that PBiz and the Captiva Designee enter into a written agreement whereby the Obligor agrees to indemnify the Claimant; (b) the day after the 30th day following delivery of the Notice of Claim if the Obligor has failed to provide a counternotice to the Claimant within such 30 day period; or (c) the date of the arbitrators' written decision.

      8.5 TIME LIMITATIONS. If the Closing occurs, the Captiva Members shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the close of business on the thirtieth (30th) day following receipt by PBiz of its consolidated audited financial statements together with an executed final audit report for fiscal year 2006 from its independent auditors (but in no event beyond April 30, 2007) (such date referred to herein as the "INDEMNIFICATION NOTIFICATION DATE"), PBiz notifies the Captiva Members of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by PBiz. If the Closing occurs, PBiz, PBiz Sub, and Captiva will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the Indemnification Notification Date, the Captiva Designee notifies PBiz of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Captiva Designee.

      8.6   LIMITATIONS ON AMOUNT - CAPTIVA MEMBERS.

            (a) The Captiva Members will have no liability (for indemnification or otherwise) with respect to the matters described in Section
8.2 hereof, until the total of all Damages with respect to such matters exceeds One Hundred Thousand Dollars ($100,000), at which time the Captiva Members shall be obligated to indemnify the Indemnified Persons for all indemnity obligations, including the first $100,000 of indemnity claims. In no event, however, will the Captiva Members be liable for Damages in excess of an aggregate of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) with respect to such matters.

            (b) The recourse of PBiz to recover an indemnity claim hereunder shall be limited to the following sources, in the order provided, until the indemnification claims of PBiz are paid in full (subject to the $1,750,000 limit provided in Section 8.6(a) above): (i) cancellation of the Closing Date PBiz Shares; (ii) cancellation of the Earnout Payment; and (iii) up to Two Hundred Thousand Dollars ($200,000) in cash each, pro rata, from G. Lynn Boggs and Cut Bank, LLLP. PBiz shall not be entitled to recover any indemnity claim from a Captiva Member other than through (x) cancellation of the applicable number of such shares of PBiz Common Stock as provided in clauses (i) and (ii) of the preceding sentence, and (y) the payment of cash by G. Lynn Boggs and Cut Bank, LLLP as provided in clause (iii) of the preceding sentence. To facilitate resolution of indemnity claims in this manner, PBiz shall issue share certificates evidencing the Closing Date PBiz Shares (with a legend thereon to the extent that such shares are subject to cancellation as provided in this Agreement) but shall retain possession of such certificates until the Final Indemnification Settlement Date, when such shares shall be cancelled or distributed to the Captiva Members as provided in the following Section 8.6(c).

            (c) The number of shares of PBiz Common Stock that shall be cancelled to satisfy a particular indemnity claim shall be determined based upon the average closing price per share of the PBiz Common Stock on the Nasdaq SmallCap Market for the ten (10) consecutive trading days ending two (2) business days prior to the "FINAL INDEMNIFICATION SETTLEMENT DATE," which shall be the later of (i) the Indemnification Notification Date; and (ii) the Resolution Date of any pending indemnity claims as of the Indemnification Notification Date. On the Final Indemnification Settlement Date, shares valued as described in the preceding sentence in an aggregate amount equal to the indemnity claim(s) (subject to the $1,750,000 limit provided in Section 8.6(a) above) shall be cancelled pro rata from: first, the Closing Date PBiz Shares, and second, the Earnout Payment. PBiz shall promptly distribute certificates for the remaining shares, if any, to the Captiva Members. If and only if the shares of PBiz Common Stock that are cancelled to satisfy the indemnity claim(s) are insufficient to satisfy the entire amount of such indemnity claim(s) (subject to the $1,750,000 limit provided in Section 8.6(a) above), then PBiz may notify Mr. Boggs and Cut Bank, LLLP of such remaining obligation, and Mr. Boggs and Cut Bank, LLLP shall satisfy the remaining obligation, pro rata, by paying PBiz in cash not later than 30 days after receiving such notification, up to the $200,000 limit for each of them as specified in Section 8.6(b) above. (Cut Bank, LLLP agrees to hold at least $200,000 of the cash portion of the purchase price in its possession until the date that is 45 days after the Final Indemnification Settlement Date.)

            (d) Notwithstanding anything in this Section 8.6 to the contrary, the limitations set forth in this Section 8.6 will not apply in the event of fraud, willful misconduct or bad faith.

      8.7 LIMITATIONS ON AMOUNT - PBiz. PBiz will have no liability (for indemnification or otherwise) with respect to the matters described in Section
8.3 until the total of all Damages with respect to such matters exceeds One Hundred Thousand Dollars ($100,000), at which time PBiz shall be obligated to indemnify the indemnified party for all indemnity obligations, including the first $100,000 of indemnity claims. In no event, however, will PBiz be liable for Damages in excess of One Million Dollars ($1,000,000) with respect to such matters. Notwithstanding anything in this Section 8.7 to the contrary, the limitations set forth in this Section 8.7 will not apply in the event of fraud, willful misconduct or bad faith.

      8.8   PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

            (a)   Promptly after receipt by an indemnified party under Section
8.2 or 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party's failure to give such notice.

            (b) If any Proceeding referred to in Section 8.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      8.9 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                   ARTICLE IX NONCOMPETE AND OTHER AGREEMENTS

      9.1   NONCOMPETE

      Each of the Captiva Signatories set forth on Exhibit 9.1 hereof hereby covenants and agrees with PBiz that, during the Noncompete Period (as such term is defined herein) and within the Noncompete Area (as such term is defined herein), such Captiva Member shall not directly or indirectly, (i) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any financial services business or other business that provides any goods or services competitive with the goods and services provided, or contemplated to be provided, by PBiz, any of its Subsidiaries, any of the Acquisition Targets, or Captiva as of the Closing; or (ii) offer to provide or provide goods or services competitive with the goods and services provided by, or contemplated to be provided, by PBiz, any of its Subsidiaries, any of the Acquisition Targets, or Captiva as of the Closing to any customer or client that is located within the Noncompete Area, (iii) solicit for employment or employ any person who at Closing or thereafter became an employee of PBiz, any of its Subsidiaries, any of the Acquisition Targets, or Captiva as of the Closing unless such person is not so employed for at least twelve (12) months, or (iv) with respect to any customer or client with whom PBiz, any of its Subsidiaries, any of the Acquisition Targets, or Captiva contracts with in connection with their business, either solicit the same in a manner which could adversely affect PBiz, any of its Subsidiaries, any of the Acquisition Targets, or Captiva, or make statements to the same which disparage PBiz, any of its Subsidiaries, any of the Acquisition Targets, or Captiva or their respective operations in any way. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the last day of the thirteenth (13th) month following Closing, subject to extension as set forth in Exhibit 9.1. The "NONCOMPETE AREA" shall mean the continental United States. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

      9.2   NONSOLICITATION

      Each of the Captiva Signatories hereby agrees for a period of two (2) years from the Effective Date of Closing (i) not to solicit for employment or employ any person who was an employee of or consultant to Captiva at Closing and thereafter became an employee of or consultant to PBiz or any of its Subsidiaries unless such person is not so employed or engaged for at least twelve (12) months, (ii) not to solicit any person or entity who was a customer or client of Captiva on the Closing Date in a manner which could adversely affect PBiz or any of its Subsidiaries, or (iii) make statements to any such customer or client that disparage PBiz or any of its Subsidiaries in any way.

In the event of a breach of Section 9.1 or 9.2, each Captiva Signatory recognizes that monetary damages shall be inadequate to compensate PBiz, and PBiz shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorney's fees) of securing such injunction to be borne by such Captiva Signatory. Nothing contained herein shall be construed as prohibiting PBiz from pursuing any other remedy available for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition described herein and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the Captiva Signatories for agreeing to the restrictions contained in this Article IX. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                                   ARTICLE X

                            POST-CLOSING TAX MATTERS

      10.1 POST-CLOSING TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the parties hereto for certain tax matters following the Closing Date:

            (a) Tax Indemnification. Each Captiva Member shall jointly and severally indemnify PBiz, PBiz Sub and Captiva and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to
(i) all Taxes (or the non-payment thereof) of Captiva for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("PRE-CLOSING TAX PERIOD"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Captiva (or any of its predecessors) is or was a member on or prior to the Closing Date, including pursuant to United States Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than Captiva) imposed on Captiva as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

            (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the amount of any Taxes based on or measured by income or receipts of Captiva for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of Captiva for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

            (c) Responsibility for Filing Tax Returns. The Captiva Signatories shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Captiva for all periods ending on or before the Closing Date. The Captiva Signatories shall permit PBiz to review and comment on each such Tax Return described in the preceding sentence prior to filing.

            (d)   Cooperation on Tax Matters.

                  (i) Captiva and the Captiva Signatories shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 9.1(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Captiva and the Captiva Signatories agree (A) to retain all books and records with respect to Tax matters pertinent to Captiva relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Captiva or the Captiva Signatories, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) PBiz, PBiz Sub, Captiva, and the Captiva Signatories further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Captiva shall be terminated as of the Closing Date and, after the Closing Date, Captiva shall not be bound thereby or have any liability thereunder.

            (f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Captiva Signatories when due, and the Captiva Signatories will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, PBiz will, and will cause PBiz Sub to, join in the execution of any such Tax Returns and other documentation.

            (g) Allocations of Captiva Income and Loss. PBiz and PBiz Sub acknowledge that Captiva is taxed as a partnership for federal income tax purposes, and that the transactions set forth herein will result in a termination of the partnership as of the Closing Date pursuant to section 708(b)(1)(B) of the Code. Accordingly, all items of income or deduction arising during any period ending on or prior to the Closing Date shall be allocated to the Captiva Members pursuant to the operating agreement of Captiva, and the Captiva Members shall be allocated no items of income or deduction arising during any period beginning on or after the Closing Date.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by nationally recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to the Captiva Signatories prior to Closing, to Captiva, to

                  Captiva Solutions, LLC
                  350 Technology Parkway, Suite 200
                  Norcross, Georgia 30092
                  Attention:  G. Lynn Boggs
                  Facsimile: (678) 966-0877

                  with a copy to:

                  Charles D. Vaughn
                  Nelson Mullins Riley & Scarborough LLP
                  14th Floor
                  999 Peachtree Street
                  Atlanta, GA 30309-3964
                  Facsimile:  (404) 817-6050

            (b)   if to PBiz or, at following Closing, Captiva, to

                  Private Business, Inc.
                  9010 Overlook Boulevard
                  Brentwood, TN  37027
                  Attention:  Chief Executive Officer
                  Facsimile:  (615) 565-3457

                  with a copy to:

                  David Cox
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street, Suite 1800
                  Nashville, TN 37238
                  Facsimile:  (615) 251-1056

      11.2  ADDITIONAL DEFINITIONS. For purposes of this Agreement:

            "ACTUAL KNOWLEDGE" shall mean an individual will be deemed to have "Actual Knowledge" of a particular fact or other matter if such individual is actually aware of such fact, without conducting, and without any obligation to conduct, an investigation concerning the existence of such fact or other matter. A Person (other than an individual and other than Captiva) will be deemed to have "Actual Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Actual Knowledge of such fact or other matter. Captiva will be deemed to have "Actual Knowledge" of a particular fact or other matter only if any of the Captiva Signatories or Captiva's employee Dan Baker has, or at any time had, Actual Knowledge of such fact.

            "AFFILIATE" is each Person who is an affiliate for purposes of Rule 145 under the Securities Act.

            a "BREACH" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that renders such representation or warranty inaccurate or violates such covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

            "CAPTIVA IP" means all Intellectual Property Rights in the following Intellectual Property owned by Captiva including, but not limited to, the Total Bank System software and the unregistered common law trademark, "Total Bank System."

            "CAPTIVA IP CONTRACT" means any Contract to which Captiva is a party or by which Captiva is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Captiva IP or any Intellectual Property developed by, with, or for Captiva.

            "EMPLOYMENT ARRANGEMENT" shall mean an arrangement between a Captiva Member and PBiz or any of its Affiliates pursuant to which such Captiva Member receives fees, compensation, or other payment as consideration for services rendered to PBiz or any of its Affiliates.

            "INTELLECTUAL PROPERTY" means and includes algorithms, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, customer lists, vendor lists, diagrams, formulae, inventions (whether or not patentable), know-how, trade secrets, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries). Intellectual Property includes, but is not limited to Intellectual Property Rights and Registered IP.

            "INTELLECTUAL PROPERTY RIGHTS" means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, whether given through license or otherwise: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents and industrial property rights, (v) other proprietary rights in Intellectual Property of every kind and nature and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions, reissues of, applications for, and enforcement of any of the rights referred to in clauses "(i)" through "(v)" above.

            "KNOWLEDGE" shall mean an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual and other than Captiva) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Captiva will be deemed to have "Knowledge" of a particular fact or other matter only if any of the Captiva Signatories or Captiva's employee Dan Baker has, or at any time had, Knowledge of such fact.

            "MATERIAL ADVERSE EFFECT" shall mean, with respect to any entity or group of entities, a material adverse effect on the business, operations, assets, liabilities, financial condition, or results of operations, of such entity or group of entities taken as a whole, or on the ability of such entity or group of entities to perform in all material respects its or their obligations hereunder, or which would prevent or materially delay the consummation of the transactions contemplated hereby, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which Captiva or PBiz operate and not specifically relating to Captiva or PBiz, (iii) any generally applicable change in law, rule or regulation or GAAP, or interpretation thereof, or (iv) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any change in the value of Captiva or the PBiz Common Stock relating to such execution or announcement;

            "PERSON" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity;

            "REGISTERED IP" means all Intellectual Property Rights that are registered, filed, or issued under the authority of any governmental body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

            a "SUBSIDIARY" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

      11.3 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      11.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      11.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer and shall not upon any Person other than the parties any rights or remedies hereunder.

      11.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      11.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      11.8  ENFORCEMENT OF THE AGREEMENT.

            (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the Middle District of Tennessee, this being in addition to any other remedy to which they are entitled at law or in equity.

            (b) If either party breaches its obligations under this Agreement, such party shall pay the costs and expenses (including legal fees and expenses) reasonably incurred by any other Person obtaining successful disposition in connection with actions taken to enforce this Agreement.

      11.9 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, PBiz, PBiz Sub, Captiva and the Captiva Signatories have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

PRIVATE BUSINESS, INC.                      CAPTIVA SOLUTIONS, LLC


By:     /s/ Henry M. Baroco                 By: /s/ G. Lynn Boggs
        -------------------                     -----------------
Title:  Chief Executive Officer                 G. Lynn Boggs,
                                                  Chief Executive Officer


CSL ACQUISITION CORPORATION


By:     /s/ Henry M. Baroco
        -------------------
Title:  President


CAPTIVA SIGNATORIES

/s/ G. Lynn Boggs
-----------------
G. Lynn Boggs

Cut Bank, LLLP

  By: Bowman Management, LLC,
      its general partner


    By:  /s/ Glenn W. Sturm
         ------------------
         Glenn W. Sturm, Manager

/s/ Matthew W. Pribus
---------------------
Matthew W. Pribus

/s/ W. Todd Shiver
------------------
W. Todd Shiver




                [Signature page to Agreement and Plan of Merger]